QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.8

CERTIFICATE OF AMENDMENT
PURSUANT TO 3807(E) OF THE DELAWARE STATUTORY TRUST ACT
(12 Del. C. § 3801 et seq.)

        THIS Certificate of Amendment is being duly executed and filed on behalf of each Delaware statutory trust (collectively, the "Trusts") represented by Chase Manhattan Bank USA, National Association, the undersigned, as trustee, to amend the respective Certificates of Trust of the Trusts pursuant to §3807(e) of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").

        1.     Amendment of Trust. The Certificate of Trust of each of the Trusts is hereby amended by changing the name of the trustee of the Trusts in the State of Delaware to Chase Bank USA, National Association.

        2.     Effective Date. This Certificate of Amendment shall be effective upon filing with the Secretary of State.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in accordance with Section 3807(e) of the Act.

CHASE BANK USA, NATIONAL ASSOCIATION, formerly known as CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee
By:	/s/ SARIKA M. SHETH
Name:	Sarika M. Sheth
Title:	Trust Officer
State of Delaware Secretary of State Division of Corporations Delivered 06:30 PM 03/14/2005 Filed 06:30 PM 03/14/2005 SRV 050212787—2876286 FILE

QuickLinks

  Exhibit 4.8